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                                                                   EXHIBIT 10.19

AMBAC Inc.                                              Phillip B. Lassiter
One State Street Plaza                                  Chairman, President and
New York, New York 10004                                Chief Executive Officer
(212) 668-0340



March 4, 1997



Mr. David L. Boyle
440 Riversville Road
Greenwich, CT 06831


Dear David:

I am pleased to offer you the position of Senior Vice President and Financial Services Division Executive, reporting directly to me. We look forward to you joining AMBAC on March 31, 1997; as discussed, initially you will be working out of the Connecticut office but should be situated in New York City by June 30, 1997.

Your annual salary will be $270,000, paid on a bi-weekly basis. As a senior officer of AMBAC, you will be eligible for the Annual Incentive Bonus Program, which for the 1997 performance year, we will guarantee to you a minimum of $100,000. In addition, you will receive 15,000 stock options, to be granted by AMBAC's Board of Directors at their meeting scheduled for April 30, 1997. These options will have a seven year term and will vest in equal installments over the next three years. Thereafter, you will be eligible for stock options at the annual grant cycle beginning in January, 1998, subject to approval by the Compensation & Organization Committee of the Board of Directors.

All AMBAC health and welfare benefits will be available to you as of your first day of employment. The AMBAC Pension and Savings Incentive Plans (the retirement programs) will be available to you after one full year of employment. An addendum to this letter outlines the supplemental pension benefit AMBAC will provide for you. Booklets explaining all these programs have been sent under separate cover.

AMBAC's policy is to conduct a pre-employment drug screening which will be arranged for March 13, 1997.

We are excited at the prospect of having you join us, knowing you will make substantial contributions to AMBAC and the Financial Services Division.

David, if you have any comments and/or questions, please give me a call.

Best regards,



 /s/  Phillip B. Lassiter
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Enclosure: Pension Agreement